Exhibit 99.1

Four Oaks Fincorp, Inc.
6114 US 301 South
Four Oaks, NC 27524
(919)963-2177 Telephone
(919)963-2768 Fax
Press Release
For more information contact:
David H. Rupp, President and Chief Executive Officer, or
Deanna W. Hart, Executive Vice President and Chief Financial Officer
(919) 963-2177

FOR IMMEDIATE RELEASE:                             July 27, 2017

FOUR OAKS FINCORP, INC. ANNOUNCES 2017 SECOND QUARTER EARNINGS

FOUR OAKS, NC (July 27, 2017) - Four Oaks Fincorp, Inc. (OTCQX: FOFN) (the “Company”), the holding company for Four Oaks Bank & Trust Company (the “Bank”), today announced earnings for the second quarter and six months ended June 30, 2017. The Company reported net income of $1.3 million or $0.20 per diluted share and $2.5 million or $0.38 per diluted share, respectively, for the second quarter and six months ended June 30, 2017 compared to net income of $872,000 or $0.13 per diluted share and $1.7 million or $0.26 per diluted share for the same periods in 2016. The Company recorded income tax expense of $702,000 and $1.4 million, respectively, for the three and six months ended June 30, 2017, as compared to $498,000 and $961,000 for the same periods in 2016.

President and Chief Executive Officer David H. Rupp stated, "We are pleased to announce another solid quarter at Four Oaks Bank. Obviously, the big news of the quarter was our June 27th announcement of our pending merger with United Community Bank of Blairsville, Georgia. We are extremely excited to join a team that will allow us to deliver better products and services to our customers while keeping our branches and market teams in place. We expect the same bankers you have trusted for years will continue to be at their branches, prepared to help you as they always have."

Merger with United Community Banks, Inc.:

On June 27, 2017, the Company announced the execution of a definitive merger agreement with United Community Banks, Inc. ("United") to acquire the Company and the Bank in a stock and cash transaction. Under the terms of the agreement the Company's shareholders will receive merger consideration consisting of 0.6178 shares of United common stock and $1.90 in cash for each share of the Company. The transaction has been unanimously approved by the Board of Directors of each company and is expected to close in the fourth quarter of 2017.

Exhibit 99.1

Second Quarter 2017 Highlights:

•	Definitive agreement with United to acquire the Company in a stock and cash transaction.

•	The Federal Reserve Bank of Richmond (the "FRB") announced termination of the Bank's 2015 Written Agreement with the FRB.

•	Net income growth of $451,000 or 51% compared to the second quarter 2016 and $808,000 or 47% compared to the six months ended June 30, 2016.

•	Demand, savings, and money market deposits increased $20.2 million compared to December 31, 2016 for an annualized growth rate of 11.4%.

Net Interest Margin and Net Interest Income:

Net interest margin annualized for the three and six months ended June 30, 2017 was 3.83% and 3.90%, respectively, compared to 3.75% and 3.72% for the same periods in 2016. Net interest income totaled $6.4 million and $12.8 million for the three and six months ended June 30, 2017, respectively, as compared to $6.1 million and $12.0 million for the same periods in 2016.

The primary driver of the improved margins and overall net interest income for both periods was the increase in interest earned on loans and the decrease in interest expense on time deposits offset by a decline in interest earned on investment securities. These fluctuations were driven primarily by changes in average balances as interest rates remained fairly constant over both periods.

Non-Interest Income:

Non-interest income was $1.6 million and $3.0 million for the three and six months ended June 30, 2017, respectively, as compared to $1.6 million and $2.7 million for the same periods in 2016. As the Company reviewed options to increase fee income during 2016, it invested in a new bank owned life insurance policy which has resulted in increased fee income for the three and six months ended June 30, 2017 of $71,000 and $126,000, respectively.

Other non-interest income increased $247,000 and $292,000 for the three and six months ended June 30, 2017, respectively. This variance included a gain of $195,000, which occurred during the second quarter of 2017 when the Company sold a former branch location. Offsetting these increases was the absence of gains on the sale of investment securities available for sale during the three and six months ended June 30, 2017, resulting in decreases of $266,000 in both periods.

Non-Interest Expense:

Non-interest expense totaled $6.0 million and $11.9 million for the three and six months ended June 30, 2017, respectively, as compared to $6.3 million and $12.0 million for the same periods in 2016.

Exhibit 99.1

The Company has been focused on expense reductions and operational efficiencies during 2017 and accordingly most categories of non-interest expense declined for the three and six months ended June 30, 2017 as compared to the preceding year. Of these, salaries and benefit related expenses was a primary contributor declining $201,000 and $91,000 for the three and six months ended June 30, 2017, respectively. These declines were a result of reduced headcount and reductions in current year incentive accruals offset by increased restricted stock expense. Another primary contributor to the reduced expenses were declines in professional and consulting fees of $230,000 and $200,000 for the quarter and six months ended June 30, 2017. Additionally, collections and foreclosure related expenses declined over both periods reflecting stabilized asset quality and reductions in foreclosed assets.

Offsetting these declines were $524,000 of merger-related expenses for three and six months ended June 30, 2017 that the Company incurred in connection with the proposed merger with United.

Balance Sheet:

Total assets were $739.8 million at June 30, 2017 compared to $719.9 million at December 31, 2016, an increase of $19.9 million or 2.8%. Cash, cash equivalents, and investments were $193.1 million at June 30, 2017 compared to $163.6 million at December 31, 2016, an increase of $29.5 million or 18.0%. Outstanding gross loans declined to $497.8 million at June 30, 2017 compared to $507.0 million at December 31, 2016, a decrease of $9.2 million or 1.8%.

Total liabilities were $668.5 million at June 30, 2017, an increase of $16.6 million or 2.6%, from $651.9 million at December 31, 2016. Total deposits increased $6.7 million or 1.2% during the six month period ended June 30, 2017, from $553.5 million at December 31, 2016, to $560.2 million at June 30, 2017.

As the Company's market teams continued to focus on demand, savings, and money market account growth, this total increased $20.2 million or 5.7% during the six month period ended June 30, 2017 totaling $372.4 million compared to $352.2 million as of December 31, 2016. This growth was offset by reductions in time deposits of $13.5 million or 6.7%, which totaled $187.8 million as of June 30, 2017 compared to $201.3 million at December 31, 2016. This decline in time deposits was a result of reductions in brokered deposits of approximately $6.0 million coupled with reduced retail time deposits. Long-term borrowings were $80.0 million at June 30, 2017 compared to $70.0 million at December 31, 2016, an increase of $10.0 million or 14.3% due to the execution of an additional advance during the first quarter of 2017. Total shareholders’ equity increased $3.3 million or 4.9%, from $68.0 million at December 31, 2016, to $71.3 million at June 30, 2017.

Asset Quality:

Asset quality measures continue to trend positively as nonperforming assets totaled $5.4 million or 0.73% of total assets at June 30, 2017 compared to $6.0 million or 0.84% of total assets at December 31, 2016. The allowance for loan and lease losses remained constant at $9.6 million as of June 30, 2017 and December 31, 2016. The allowance for loan and lease losses as a percentage of gross loans was 1.94% and 1.90% at June 30, 2017 and December 31, 2016, respectively. The Company reported a classified asset to capital ratio of 7.9% as of June 30, 2017 compared to 8.9% as of December 31, 2016.

Exhibit 99.1

Capital:

The Bank remains well capitalized at June 30, 2017 and reports total risk based capital of 16.0%, Tier 1 risk based capital of 14.7%, a leverage ratio of 11.3%, and common equity Tier 1 capital of 14.7%. At December 31, 2016, the Bank had total risk based capital of 15.4%, Tier 1 risk based capital of 14.1%, a leverage ratio of 11.0%, and common equity Tier 1 capital of 14.1%.

With $739.8 million in total assets as of June 30, 2017, the Company, through its wholly-owned subsidiary, Four Oaks Bank & Trust Company, offers a broad range of financial services through its fourteen offices in Four Oaks, Clayton, Smithfield, Garner, Benson, Fuquay-Varina, Wallace, Holly Springs, Zebulon, Dunn, Raleigh (LPO) and Apex (LPO), North Carolina. Four Oaks Fincorp, Inc. trades through its market makers under the symbol of FOFN.

All share and share related information presented in this press release has been retroactively adjusted to reflect the decreased number of shares resulting from the previously announced one for five reverse stock split. Information in this press release may contain forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, (i) the possibility that expected benefits of the proposed merger with United may not materialize in the time frames expected or at all, or may be more costly to achieve; (ii) that the proposed merger may not be timely completed, if at all; (iii) that prior to completion of the proposed merger or thereafter, the parties’ respective businesses may not perform as expected due to transaction-related uncertainties or other factors; (iv) that the parties to the proposed merger are unable to implement successful integration strategies; (v) that the required regulatory, shareholder, or other closing conditions to the proposed merger are not satisfied in a timely manner, or at all; (vi) reputational risks and the reaction of the parties’ customers to the proposed merger; (vii) diversion of management time to merger-related issues; (viii) litigation or regulatory actions related to the proposed merger; (ix) the failure of assumptions underlying the establishment of the allowance for loan losses; (x) the risks of changes in interest rates on the level and composition of deposits: (xi) the effects of future economic conditions, government fiscal and monetary policies, legislative and regulatory changes; (xii) the effects of competition from other financial institutions; and (xiii) and the low trading volume of the Company's common stock. Additional factors that could cause actual results to differ materially are discussed in the Company's filings with the Securities and Exchange Commission (the “SEC”), including without limitation its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K. The Company does not undertake a duty to update any forward-looking statements in this press release.

Additional Information and Where to Find It

Investors and security holders are urged to carefully review and consider each of United’s and the Company’s public filings with the SEC, including but not limited to their Annual Reports on Form 10-K, their proxy statements, their Current Reports on Form 8-K, and their Quarterly Reports on Form 10-Q. The documents filed by United with the SEC may be obtained free of charge at United’s website at http://www.ucbi.com or at the SEC’s website at http://www.sec.gov. These documents may also be obtained free of charge from United by requesting them in writing to Investor Relations, United Community Banks, Inc., 125 Highway 515 East, Blairsville, Georgia 30514-0398, or by telephone to Investor Relations at (706) 781-2265. The documents filed by the Company with the SEC may be obtained free of charge at the Company’s website at https://www.fouroaksbank.com, or at the SEC’s website at http://www.sec.gov. These documents may also be obtained free of charge from the Company by requesting them in writing to Four Oaks Fincorp, Inc., 6114 US Hwy 301 S, PO Box 309, Four Oaks, NC 27524 Attn: Corporate Secretary, or by telephone to Corporate Secretary at (919) 963-2177.

Exhibit 99.1

United plans to file a registration statement on Form S-4 with the SEC to register the shares of United’s common stock that will be issued to the Company’s shareholders in connection with the proposed merger. The registration statement will include a joint proxy statement of the Company and prospectus of United and other relevant materials in connection with the proposed merger. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT AND JOINT PROXY STATEMENT/PROSPECTUS WHEN IT BECOMES AVAILABLE AND ANY OTHER DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER OR INCORPORATED BY REFERENCE INTO THE REGISTRATION STATEMENT OR JOINT PROXY STATEMENT/PROSPECTUS BECAUSE SUCH DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. A definitive joint proxy statement/prospectus will be sent to the shareholders of the Company seeking the required shareholder approval. Investors and security holders will be able to obtain the registration statement and the joint proxy statement/prospectus free of charge from the SEC’s website or from United or the Company as described above.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

Participants in the Merger Solicitation

United, the Company, and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s shareholders in connection with the proposed merger. Information regarding the directors and executive officers of United and their ownership of United common stock is set forth in its 2016 Annual Report on Form 10-K, definitive proxy statement for United’s 2017 annual meeting of shareholders, as filed with the SEC on March 24, 2017, and other documents subsequently filed by United with the SEC. Information regarding the directors and executive officers of the Company and their ownership of the Company’s common stock is set forth in its definitive proxy statement for the Company’s 2017 annual meeting of shareholders, as filed with the SEC on April 17, 2017, and other documents subsequently filed by the Company with the SEC. Such information will also be included in the registration statement and joint proxy statement/prospectus for the Company’s special meeting of shareholders, which will be filed by United with the SEC. Additional information regarding the interests of such participants will be included in the registration statement and joint proxy statement/prospectus and other relevant documents regarding the proposed merger filed with the SEC when they become available. Free copies of these documents may be obtained as described above.